Exhibit 99.1

Merrimack Reports Fourth Quarter and Full Year 2018 Financial Results

Cambridge, Mass., March 6, 2019 – Merrimack Pharmaceuticals, Inc. (Nasdaq: MACK), a clinical-stage oncology company focused on biomarker-defined cancers, today announced its fourth quarter and full year 2018 financial results for the period ended December 31, 2018.

“Last quarter, we engaged external advisors and initiated a process to explore Merrimack’s strategic alternatives. This is an active process that we are working expeditiously to bring to conclusion, with a range of potential outcomes under consideration. We are also committed to preserving the value of the potential milestones that Merrimack remains eligible to receive from Ipsen,” said Richard Peters, M.D., Ph.D., President and Chief Executive Officer. “In light of this ongoing process, we are also prudently advancing our pipeline and are pleased to report today an update from our ongoing Phase 1 study of MM-310 and that six posters have been accepted for presentation at the American Association for Cancer Research (AACR) Annual Meeting, five of which highlight our prioritized preclinical programs, MM-401 and MM-201.”

Program Update:

MM-310:

In November 2018, Merrimack amended its Phase 1 study of MM-310 in patients with solid tumors to extend the dosing interval of MM-310 from every three weeks to every four weeks. To date, three patients have been enrolled in the 360 mg every four weeks dose cohort under the amended protocol, which matches the highest dose level reached during the prior version of the protocol at every three weeks.

As of March 4, 2019, all three patients in the 360 mg every four weeks dose cohort continue to be treated in the study: one patient has completed 98 days of treatment and received four cycles of MM-310, reaching stable disease as a best response to date; the second patient has completed 56 days of treatment and received two cycles of MM-310; and the third patient received the first dose 21 days prior. Importantly, there have been no instances of grade 3 peripheral neuropathy reported in this cohort.

If all three patients in the 360 mg every four weeks dose cohort successfully complete the observation period for dose-limiting toxicities, which is expected to occur in mid-March, Merrimack would plan to begin enrolling the next dose-escalation cohort at 420 mg of MM-310 every four weeks.

Preclinical Programs:

In November 2018, in connection with its corporate restructuring and exploration of strategic alternatives, Merrimack narrowed the scope of its preclinical efforts to its two most promising preclinical programs: MM-401, an agonistic antibody targeting a novel immuno-oncology target, TNFR2; and MM-201, a highly stabilized agonist-Fc fusion protein targeting death receptors 4 and 5.

Six posters highlighting Merrimack’s preclinical work have been accepted to the AACR Annual Meeting, to be held March 29 – April 3, 2019 in Atlanta, Georgia, of which three posters will feature MM-401 and two will feature MM-201, as outlined below:

1)	A novel human TNFR2 antibody (MM-401) modulates T cell responses in anti-cancer immunity

•	Sunday, March 31, 2019; 1:00 PM-5:00 PM

•	Exhibit Hall B, Poster Section 23, Poster Board #19

•	Abstract #555

2)	MM-401: Mechanism of action of a novel agonist TNFR2 antibody that induces co-stimulation of T cells and promotes robust anti-tumor immunity

•	Tuesday, April 2, 2019; 8:00 AM-12:00 PM

•	Exhibit Hall B, Poster Section 25, Poster Board #20

•	Abstract #3270

3)	MM-401, a novel anti-TNFR2 antibody that induces T cell co-stimulation, robust anti-tumor activity and immune memory

•	Wednesday, April 3, 2019; 8:00 AM-12:00 PM

•	Exhibit Hall B, Poster Section 15, Poster Board #4

•	Abstract #4846

4)	Development of a second-generation TRAIL agonist and predictive biomarker profile for colorectal cancer

•	Sunday, March 31, 2019; 1:00 PM-5:00 PM

•	Exhibit Hall B, Poster Section 32, Poster Board #4

•	Abstract #700

5)	Engineering and preclinical activity of MM-201, a best-in-class TRAIL receptor agonist

•	Monday, April 1, 2019; 1:00 PM-5:00 PM

•	Exhibit Hall B, Poster Section 32, Poster Board #1

•	Abstract #2491

6)	Targeting DNA-damage response pathway with a novel nano-liposomal ATR inhibitor in solid tumors

•	Sunday, March 31, 2019; 1:00 PM-5:00 PM

•	Exhibit Hall B, Poster Section 1, Poster Board #8

•	Abstract #8

Fourth Quarter and Full Year 2018 Financial Results

In October 2018, Merrimack received $5 million of the $10 million milestone from Servier (formerly Shire) for the first patient dosed in a pivotal clinical trial of ONIVYDE® in an indication other than pancreatic cancer. Merrimack received $5 million triggered by the commencement of a multi-part study that Ipsen and Servier are conducting in small cell lung cancer (SCLC). The remaining $5 million would be paid if and when a decision is made by Ipsen and Servier to progress to the second randomized part of the study focused on efficacy.

In November 2018, Merrimack initiated a corporate restructuring intended to maximize value and extend its cash runway into the second half of 2022, preserving the ability to capture the potential remaining milestones from Ipsen, the net amount of which Merrimack plans to pass on to its stockholders. This restructuring has been completed. Merrimack has made significant progress towards the close out of its SHERLOC and SHERBOC studies. Merrimack anticipates these close out efforts to continue into the first half of 2019.

The following summarizes Merrimack’s financial results for the three months and year ended December 31, 2018:

•

Research and development expenses for the three months ended December 31, 2018 were $10.2 million, compared to $12.4 million for the three months ended December 31, 2017. Research and development expenses for the year ended December 31, 2018 were $50.0 million, compared to $67.3 million for the year ended December 31, 2017. Research and development spending for the three months and year ended December 31, 2018 included $1.0 million related to the November 2018 restructuring and reflected reduced expenditures over comparable periods in 2017. The decrease was primarily due to phasing and close out of certain clinical development programs;

•

General and administrative expenses for the three months ended December 31, 2018 were $4.0 million, compared to $4.7 million for the three months ended December 31, 2017. General and administrative expenses for the year ended December 31, 2018 were $15.6 million, compared to $28.5 million for the year ended December 31, 2017. General and administrative spending for the three months and year ended December 31, 2018 included $0.3 million related to the November 2018 restructuring and was less than expenditures over comparable periods in 2017, primarily due to a decrease in corporate expenses related to reduced headcount levels and stock-based compensation;

•

Net loss attributable to Merrimack’s continuing operations for the three months ended December 31, 2018 was $12.9 million, or $0.97 per share, compared to a net loss attributable to Merrimack’s continuing operations of $11.8 million, or $0.89 per share, for the three months ended December 31, 2017. Net loss for the year ended December 31, 2018 was $60.8 million, or $4.55 per share, compared to a net loss attributable to Merrimack’s continuing operations of $74.8 million, or $5.66 per share, for the year ended December 31, 2017; and

•	As of December 31, 2018, Merrimack had 13.3 million shares of common stock, $0.01 par value per share, outstanding.

Financial Outlook

Merrimack believes that its cash, cash equivalents and marketable securities of $71.3 million as of December 31, 2018, excluding any potential milestone payments, together with possible restructuring and cost cutting measures that Merrimack could implement in the future, provide Merrimack with the potential to fund its operations into at least the second half of 2022.

Merrimack remains eligible to receive additional milestone payments from Servier and Ipsen, resulting from Merrimack’s asset sale to Ipsen in 2017:

•

Merrimack is entitled to receive up to an additional $5 million in milestones from Servier, which is excluded from Merrimack’s cash runway guidance until achieved. This milestone is triggered by Ipsen’s and Servier’s decision to progress their ongoing multi-part clinical trial evaluating ONIVYDE in SCLC into the second randomized portion of the study focused on efficacy;

•

Merrimack is also entitled to receive up to an aggregate of $450 million in regulatory-based milestones from Ipsen, which Merrimack has said it expects to pass through to its stockholders, net of any taxes owed and subject to there being sufficient surplus at that time, consisting of:

•	$225 million upon approval by the FDA of ONIVYDE for the first-line treatment of metastatic adenocarcinoma of the pancreas, subject to certain conditions;

•	$150 million upon approval by the FDA of ONIVYDE for the treatment of SCLC after failure of first-line chemotherapy; and

•	$75 million upon approval by the FDA of ONIVYDE for an additional indication unrelated to those described above.

About Merrimack

Merrimack is a biopharmaceutical company based in Cambridge, Massachusetts that is outthinking cancer to ensure that patients and their families live fulfilling lives. Its mission is to transform cancer care through the smart design and development of targeted solutions based on a deep understanding of cancer pathways and biological markers. All of Merrimack’s development programs fit into its strategy of 1) understanding the biological problems it is trying to solve, 2) designing specific solutions and 3) developing those solutions for biomarker-selected patients. This three-pronged strategy seeks to ensure optimal patient outcomes. For more information, please visit Merrimack’s website at www.merrimack.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position, future revenues and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this press release, Merrimack’s forward-looking statements include, among others, statements about expectations regarding Merrimack’s exploration of strategic alternatives and associated potential outcomes, cash runway, and the anticipated achievement, receipt and distribution of milestones. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of Merrimack’s companion diagnostics, availability of funding sufficient for Merrimack’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, and other matters that could affect the availability or commercial potential of Merrimack’s product candidates or companion diagnostics. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2018 and the other reports Merrimack files with the SEC.

Merrimack Pharmaceuticals, Inc. Consolidated Statements of Operations and Comprehensive Loss

	Years Ended December 31,
(in thousands, except per share amounts)	2018	2017
Operating expenses:
Research and development expenses	$49,974	$67,314
General and administrative expenses	15,601	28,452

Total operating expenses	65,575	95,766

Loss from continuing operations	(65,575)	(95,766)
Other income and expenses:
Interest income	1,299	895
Interest expense	(956)	(34,650)
Gain on deconsolidation of Silver Creek Pharmaceuticals, Inc.	—	10,848
Gain on sale of asset	—	1,703
Other (expense) income, net	(3,230)	(1,433)

Total other income and expenses	(2,887)	(22,637)

Net loss from continuing operations before income tax benefit	(68,462)	(118,403)
Income tax benefit	7,695	42,399

Net loss from continuing operations	(60,767)	(76,004)
Discontinued operations:
Income from discontinued operations, net of tax	20,261	546,872

Net (loss) income	(40,506)	470,868
Net loss attributable to non-controlling interest	—	(1,160)

Net (loss) income attributable to Merrimack Pharmaceuticals, Inc.	$(40,506)	$472,028

Other comprehensive loss:
Unrealized loss on marketable securities	(9)	—

Other comprehensive loss	(9)	—

Comprehensive (loss) income	$(40,515)	$472,028

Amounts attributable to Merrimack Pharmaceuticals, Inc.:
Net loss from continuing operations	$(60,767)	$(74,844)
Income from discontinued operations, net of tax	20,261	546,872

Net (loss) income attributable to Merrimack Pharmaceuticals, Inc.	$(40,506)	$472,028

Basic and dilutive net (loss) income per common share
Net loss from continuing operations	$(4.55)	$(5.66)
Net income from discontinued operations, net of tax	1.52	41.33

Net (loss) income per share	$(3.03)	$35.67

Weighted-average common shares used per share calculations—basic and diluted	13,343	13,232

Merrimack Pharmaceuticals, Inc.

Selected Balance Sheet Data (unaudited)

(in thousands)	December 31, 2018	December 31, 2017
Cash, cash equivalents and marketable securities	$71,278	$93,441
Working capital	61,307	75,269
Total assets	88,543	117,326
Total liabilities	29,724	21,042
Total stockholders’ equity	58,819	96,284

CONTACT:

Josh Rappaport

212-362-1200

josh@sternir.com